Exhibit 23.0

The Board of Directors and Shareholders
Wells-Gardner Electronics Corporation:

The audits referred to in our report dated January 28, 2005, except for the third paragraph of Note 11 as to which the date is March 18, 2005, included the related financial statement schedule as of December 31, 2004, and 2003 and for the years ended December 31, 2004 and 2003, included in Form 10-K. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements (Nos. 2-72090, 2-09137, 33-63920, 33-61535, 33-02981, and 333-72629) on Form S-8 of Wells-Gardner Electronics Corporation of our report dated January 28, 2005, except for the third paragraph of Note 11 as to which the date is March 18, 2005, with respect to the consolidated balance sheets of Wells-Gardner Electronics Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended December 31, 2004, and 2003 and the related financial statement schedule, which reports appear in or are incorporated by reference in this annual report on Form 10-K of Wells-Gardner Electronics Corporation.

Our reports refer to the reclassification of receivables and payables from the joint venture and affiliates for the year ended December 31, 2003.

Our reports refer to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002.

Blackman Kallick Bartelstein, LLP
Chicago, Illinois
March 25, 2005